Exhibit 99.1

FOR IMMEDIATE RELEASE	Analysts:	Patrick Kane
Chief Investor Relations Officer
412.553.7833
pkane@eqt.com

	Media:	Karla Olsen
Manager, Public Relations
412.553.5726
kolsen@eqt.com

EQT NAMES PRESIDENT AND CEO DAVID L. PORGES
AS CHAIRMAN OF BOARD OF DIRECTORS

PITTSBURGH, May 10, 2011— EQT Corporation (NYSE: EQT) today announced that David L. Porges, president and chief executive officer, has been named Chairman of its Board of Directors.  Porges has served as CEO since April, 2010. He succeeds Murry S. Gerber, the company’s former Chairman, who will remain on the Board of Directors. Porges joined EQT in July 1998 as Chief Financial Officer and held several executive positions before serving in his current position as president and CEO.

Porges has been a member of the EQT Board of Directors since 2002.   Before joining EQT, Porges held various management positions with Exxon and then spent more than a decade with Bankers Trust Corporation in a variety of financing and advisory roles, all of which involved the energy industry.  Porges holds an MBA from Stanford University and a bachelor’s degree in industrial engineering and management sciences from Northwestern University.  He serves on the Board of Directors of the Allegheny Conference on Community Development, City Theatre in Pittsburgh, the Pittsburgh Zoo and PPG Aquarium, the Pittsburgh Cultural Trust, the Carnegie Museum of Art, the American Natural Gas Alliance (ANGA), and the Interstate Natural Gas Association of America (INGAA).  In addition, Porges is a member of the McCormick Advisory Council for the Robert R. McCormick School of Engineering and Applied Science at Northwestern University, the Board of Trustees of the Winchester Thurston School and the Pennsylvania Business Roundtable.

EQT also announced the appointment of James E. Rohr as its lead independent director.  In this role Rohr will lead all meetings of the company’s independent directors, consult with Porges regarding Board meeting agendas, and perform such other duties as the Board determines from time to time.  Additional detail regarding Rohr’s role is set forth in the Form 8-K furnished today with the U.S. Securities and Exchange Commission.  Rohr is the Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc. and has served as an EQT director since May 1996.

EQT is the one of the largest natural gas producer in the Appalachian Basin and in the country. Headquartered in Pittsburgh, PA and operating in Pennsylvania, West Virginia, Virginia and Kentucky, EQT is a technology-driven leader in the integration of air and horizontal drilling with 120 years experience.  The company is committed to meeting the country’s growing demand for clean energy, while continuing to promote safety, provide a rewarding workplace and enrich the communities where its 1,800 employees live and work. Additional information about EQT can be found on the company’s web site at www.EQT.com.